                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

AFP Realty Corp.
Metex Mfg. Corporation
55 Subsidiaries of United Capital Corp. that invest in and manage real estate
43 Subsidiaries of AFP Realty Corp. that invest in and manage real estate